EXHIBIT 1(j)

                             Resolution of Board of Directors

                               UNANIMOUS WRITTEN CONSENT OF
                                THE EXECUTIVE COMMITTEE OF
                                THE BOARD OF DIRECTORS OF
                          THE LIFE INSURANCE COMPANY OF VIRGINIA



The undersigned, being all of the members of the Executive Committee of the Board of Directors of The Life Insurance Company of Virginia, a Virginia corporation, in lieu of a meeting held for the purpose and pursuant to the provisions of Section 13.1-685 of the Code of Virginia do hereby approve the following resolutions:

WHEREAS, The Executive Committee of the Board of Directors of The Life Insurance Company of Virginia ("Company"), pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account II ("Separate Account II") on August 21, 1986; and

WHEREAS, The Executive Committee of the Board of Directors of the Company, pursuant to the provisions of Section 38.2-3113 of the Code of Virginia, adopted resolutions establishing Life of Virginia Separate Account III ("Separate Account III") on February 10, 1987; and

WHEREAS, The Company wishes to establish five additional investment subdivisions of each of the aforesaid separate accounts which will invest in shares of the Prime Money Fund of the Insurance Management Series, the Alger American Growth Portfolio of The Alger American Fund, the Alger American Small Capitalization Portfolio of The Alger American Fund, the Balanced Portfolio of the Janus Aspen Series and the Flexible Income Portfolio of the Janus Aspen Series;

NOW, THEREFORE, BE IT RESOLVED, That the Executive Committee of the Board of Directors of the Company does hereby establish and create five additional investment subdivisions of each of the aforementioned separate accounts. Each of the new subdivisions shall invest in shares of a single mutual fund portfolio as set forth below:


INVESTMENT SUBDIVISIONS:           TO BE INVESTED IN:

 IMS Money Market             Insurance Management Series - Prime
                              Money Fund

 AAF Growth                   The Alger American Fund - Alger
                              American Growth Portfolio

 AAF Small Capitalization     The Alger American Fund - Alger
                              American Small Capitalization
                              Portfolio

 JAN Balanced                 Janus Aspen Series -- Balanced Portfolio

 JAN Flexible Income          Janus Aspen Series -- Flexible Income Portfolio



FURTHER RESOLVED, That the President, or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute whatever agreement or agreements may be necessary or appropriate to enable such investments to be made, and the Executive Committee hereby ratifies the action of any such officer in executing any such agreement prior to the date of these resolutions; and

FURTHER RESOLVED, That the President or any Senior Vice President, and each of them, with full power to act without the others, are hereby severally authorized to execute and deliver such other documents and do such acts and things as each or any of them may deem necessary or desirable to carry out the foregoing resolutions and the intent and purposes thereof.




____________________________________      ____________________________________
William D. Baldwin            Date        Robert Allen Bowen           Date




____________________________________      ____________________________________
Daniel T. Cox                 Date        Selwyn L. Flournoy, Jr.      Date



____________________________________      ____________________________________
H. Gaylord Hodges             Date        Linda L. Lanam               Date



____________________________________      ___________________________________
John J. Palmer                Date        Paul E. Rutledge III         Date